Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLER

AND

SABRA HEALTH CARE REIT, INC.

AS PURCHASER

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1

ARTICLE II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT		1

2.1	Purchase and Sale	1
2.2	Purchase Price	2
2.3	Escrow Provisions	3

ARTICLE III PURCHASER DILIGENCE		3

3.1	Data Site	3

ARTICLE IV TITLE		4

4.1	Title Documents	4
4.2	Survey	4
4.3	Permitted Exceptions	4
4.4	Existing Mortgages/Security Instruments	4
4.5	Purchaser Financing	4

ARTICLE V CLOSING		5

5.1	Closing Date	5
5.2	Seller Closing Deliveries	5
5.3	Purchaser Closing Deliveries	6
5.4	Closing Prorations and Adjustments	7

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		8

6.1	Seller’s Representations	8
6.2	AS-IS	10
6.3	Representations and Warranties of Purchaser	11

i

ARTICLE VII INTENTIONALLY OMITTED		13

ARTICLE VIII INTENTIONALLY OMITTED		13

ARTICLE IX INTENTIONALLY OMITTED		13

ARTICLE X INTENTIONALLY OMITTED		13

ARTICLE XI INTENTIONALLY OMITTED		13

ARTICLE XII INENTIONALLY OMITTED		13

ARTICLE XIII INDEMNIFICATION & SURVIVAL PROVISIONS		13

13.1	Closing Date; Survival	13
13.2	Indemnification by Seller	14
13.3	Indemnification by Purchaser	14
13.4	Limitations on Indemnification	14
13.5	Indemnification Procedures	15
13.6	Tax Treatment	17
13.7	Exclusive Remedy	17
13.8	Manner of Payment	17
13.9	Brokerage	17

ARTICLE XIV MISCELLANEOUS		17

14.1	Binding Effect of Agreement	17
14.2	Exhibits; Schedules	17
14.3	Assignability	18
14.4	Captions	18
14.5	Number and Gender of Words	18
14.6	Notices	18
14.7	Governing Law and Venue	20
14.8	Entire Agreement	20
14.9	Amendments	21
14.10	Severability	21
14.11	Multiple Counterparts/Facsimile Signatures	21
14.12	Construction	21
14.13	Confidentiality/Press Releases	21
14.14	Time of the Essence	22
14.15	Waiver	22
14.16	Time Periods	22
14.17	No Personal Liability of Officers, Trustees or Directors	22
14.18	Intentionally Omitted	22
14.19	Relationship of Parties	22
14.20	Intentionally Omitted.	22
14.21	Survival	23
14.22	Multiple Purchasers	23

14.23	Multiple Sellers	23
14.24	WAIVER OF JURY TRIAL	23

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Intentionally Omitted.
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment and Assumption
Exhibit E	Intentionally Omitted
Exhibit F	Intentionally Omitted
Exhibit G	Form of Certification of Non-Foreign Status
Exhibit H	Form of Master Lease
Exhibit I	Form of Assignment and Assumption of Resident Agreements, Commercial Leases and Property Contracts to Master Tenant
Exhibit J	Form of Repair Agreement

SCHEDULES

Schedule I	Sellers; Facility Names and Addresses
Schedule 2.2.3	Intentionally Omitted
Schedule 6.1.3	Condemnation Proceedings
Schedule 6.1.9	Options; Rights of First Refusal
Schedule 6.1.10	Required Consents
Schedule 6.1.11	Permits
Schedule 6.1.13	Property Statements
Schedule 6.3.6	Governmental Approvals

ANNEXES

Annex 1	Defined Terms

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 25th day of September, 2014 (the “Closing Date”), by and among each party listed as a “Seller” on Schedule I attached hereto and made a party hereof, having a principal address at c/o 5885 Meadows Road, Suite 500, Lake Oswego, Oregon 97035 (individually or collectively, as the context requires, “Seller”) and SABRA HEALTH CARE REIT, INC., a Maryland corporation (“Purchaser”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

Seller owns the real property identified on Schedule I, as more particularly described in Exhibit A attached hereto and made a part hereof, together with the Facilities (as hereinafter defined) located thereon and identified on Schedule I, and Seller desires to sell, and Purchaser desires to purchase, such real property, the Facilities and certain related property, on the terms and conditions set forth below.

ARTICLE I

DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement shall have the meaning set forth in Annex 1 attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND SALE, PURCHASE PRICE

2.1 Purchase and Sale.

(a) Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Agreement. Purchaser agrees that Seller, the Manager or their respective Affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties), that the Property shall not include the Seller Marks and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Agreement. Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose.

(b) Notwithstanding anything to the contrary contained herein, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Property shall not include any of the Sellers’ right, title and interest in the Excluded Assets and/or any of the following items (such items listed below, the “Ancillary Assets”):

(i) the Property Contracts, Resident Agreements and Commercial Leases;

(ii) any leads regarding prospective residents;

(iii) all records and reports relating to residents at the Facilities;

(iv) all materials, supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used exclusively in connection with the operation of the Facilities and the other Property;

(v) all motor vehicles used by Seller in connection with the operation of the Facilities;

(vi) all employee time recording devices, computers, computer software, hardware and discs used in connection with the operation of the Facilities, all employee pagers, employee manuals, training materials, policies, procedures and materials related thereto with respect to the operation of the Facilities, all telephone numbers, brochures, pamphlets, flyers, mailers and all other promotional materials related to the marketing and advertising of the business conducted at the Facilities, all marketing studies, analysis and similar materials related to the business conducted at the Facilities and the market or potential market therefor; and

(vii) any internet domain name and the content of any website maintained by Seller or any of Seller’s Affiliates as they relate solely to use in connection with the Property (but not with respect to any other property owned or managed by Seller, Manager or any of their respective Affiliates).

Purchaser agrees that, upon execution and delivery of the Master Lease, the Property necessary for the operation of the Facilities consistent with past practice shall be leased, assigned, licensed or otherwise made available to Master Tenant pursuant to the terms of the Master Lease. Purchaser and Seller agree that Seller shall assign and convey the Ancillary Assets to Master Tenant on the Closing Date.

2.2 Purchase Price.

2.2.1. The total purchase price (“Purchase Price”) for the Property shall be an amount equal to $550,000,000, subject to prorations and/or adjustments required by this Agreement, payable by Purchaser to Stewart Title Guaranty Company (“Escrow Agent” or “Title Company”) by wire transfer of immediately available funds no later than 12:00 p.m. (Pacific) on the Closing Date.

2.2.2 Intentionally Omitted.

2.2.3 All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.4 The provisions of this Section 2.2 shall survive the Closing.

2.3 Escrow Provisions

2.3.1 The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.2 The parties shall deliver to Escrow Agent an executed copy of this Agreement.

ARTICLE III

PURCHASER DILIGENCE

3.1 Data Site.

3.1.1 Purchaser agrees and acknowledges that (i) prior to the Closing Date, Seller has granted Purchaser and its representatives access to the Data Site, and Seller has afforded Purchaser and each of its agents and representatives an opportunity to review the Property, including each of the Facilities and the documentation, contracts, agreements, reports, third party deliveries, financials and other information related thereto provided on the Data Site or otherwise made available to Purchaser (collectively, the “Materials”), (ii) Purchaser has reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property and (iii) Purchaser has completed such review, and all of its diligence with respect to the Property, to its satisfaction. Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, Purchaser shall acquire, at the Closing, the Property, subject to the risk that Purchaser has failed to completely and adequately review and consider any or all of the Materials, any physical and/or other inspections of the Property and/or any other information.

3.1.2 Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, Seller makes no representations or warranties with respect to the Property (or any portion thereof) or concerning any statements made or information delivered or made available to Purchaser (whether by Seller, any of its Affiliates or any agents, representatives, consultants or advisors of any of the foregoing, or any other Person) with respect to the Property (or any portion thereof) or the business of Seller, whether included as part of the Materials or any other information disclosed to the Purchaser or otherwise, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, all Materials are and were provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own inspections, consultants and advisors with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property. All Materials and Third-Party Reports shall be returned to Seller or destroyed by Purchaser if this Agreement is terminated for any reason.

ARTICLE IV

TITLE

4.1 Title Documents. Prior to the Effective Date, Seller has caused to be delivered to Purchaser, with respect to each Facility, a standard form commitment or preliminary title report (each, a “Title Commitment”) to provide a Title Policy with respect to such Facility, together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”).

4.2 Survey. Prior to the Effective Date, Seller has delivered to Purchaser any existing survey with respect to the Land and Improvements for each of the Facilities (each, a “Survey”).

4.3 Permitted Exceptions. Each Deed delivered with respect each of the Facilities and the related Property pursuant to this Agreement shall be subject to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Facility and such related Property:

4.3.1 All matters shown in the applicable Title Documents and the applicable Surveys, other than (a) with respect to Seller or the Property (or any portion thereof) judgment liens, tax liens (except for the lien of real estate taxes not yet due and payable as of the Closing Date), broker’s liens, any mechanic’s, materialmen’s or similar liens, in each case to the extent not caused by Purchaser or Purchaser’s Consultants (each, a “Monetary Lien”, (b) the standard exception regarding the rights of parties in possession, which shall be modified to be limited to those parties in possession pursuant to the Resident Agreements and the Commercial Leases, and (c) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date;

4.3.2 All Resident Agreements and all Commercial Leases;

4.3.3 Applicable zoning and governmental regulations and ordinances;

4.3.4 Any matters, defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through, under, on behalf of or due to the fault of Purchaser or its Affiliates; and

4.3.5 Any other matters existing as of the Effective Date.

4.4 Existing Mortgages/Security Instruments. It is understood and agreed that any deed of trust and/or mortgage recorded against the Property or any portion thereof which secures any indebtedness for borrowed money and/or any related security agreement or instrument with respect to such indebtedness (each, a “Mortgage”) shall not be deemed a Permitted Exception, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing. In addition, Seller shall cause each Monetary Lien to be Removed at or prior to Closing.

4.5 Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V

CLOSING

5.1 Closing Date. The Closing shall occur on the Closing Date through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2 Seller Closing Deliveries. Seller shall execute and deliver (or cause to be executed and delivered, as applicable) to Escrow Agent each of the following items at or prior to the Closing:

5.2.1 A Deed for each parcel of Land and the related Improvements and other real property, subject to the Permitted Exceptions.

5.2.2 A Bill of Sale in the form attached as Exhibit C.

5.2.3 A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4 Intentionally Omitted.

5.2.5 Intentionally Omitted.

5.2.6 Seller’s counterpart signature to the closing statement prepared by the Title Company, which shall include such prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”).

5.2.7 A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable the Title Company to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.8 A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit G attached hereto.

5.2.9 With respect to any Land and Improvements (and related real property), any applicable sales tax, real property transfer tax forms and returns, transfer declaration, ownership information or other similar disclosure forms or reports required by the laws of the State where such Land and Improvements is located or any other governmental authority.

5.2.10 Intentionally Omitted.

5.2.11 Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Seller’s authority to consummate the Transactions.

5.2.12 An updated Rent Roll for each Facility effective as of a date no more than 3 Business Days prior to the Closing Date.

5.2.13 Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the Transactions.

5.2.14 Seller shall cause one or more Affiliates of Seller (“Master Tenant”) to (A) execute a Master Lease in the form attached hereto as Exhibit H (the “Master Lease”) pursuant to which Master Tenant will lease the Facilities from Purchaser, (B) execute a management agreement with the Manager; (C) execute a Repair Agreement in the form attached hereto as Exhibit J (the “Repair Agreement”); (D) execute, together with Manager, a Subordination Agreement in the form attached to the Master Lease (the “Subordination Agreement”) with the respect to the management agreement(s) between Master Tenant and Manager; (E) deliver to Escrow Agent any prorated rent and impounds under the Master Lease for the period from the Closing through the end of the calendar month in which the Closing occurs, plus the rents and impounds payable for the first full month under the Master Lease (which amounts, at Seller’s election, may instead be credited against the Purchase Price); and (F) execute all ancillary documents required to be delivered as of the effective date of the Master Lease, including, without limitation, lease guaranties and letter of credit agreements and otherwise deliver such other deliverables that may be required under the Master Lease, including, without limitation, letters of credit and certificates of insurance in the forms required under the Master Lease.

5.2.15 Master Tenant and Seller shall execute an Assignment of Resident Agreements, Commercial Leases and Property Contracts in the form attached as Exhibit I (the “Assignment to Master Tenant”) pursuant to which Seller will assign the Resident Agreements, Commercial Leases and Property Contracts to Master Tenant.

5.3 Purchaser Closing Deliveries. Except for the Purchase Price, which is to be delivered at the time specified in Section 2.2.1, Purchaser shall deliver to Escrow Agent, each of the following at or prior to the Closing:

5.3.1 The full Purchase Price, plus or minus the adjustments or prorations required by this Agreement.

5.3.2 Purchaser’s counterpart signature to the Closing Statement.

5.3.3 A countersigned counterpart of the General Assignment.

5.3.4 Intentionally Omitted.

5.3.5 Intentionally Omitted.

5.3.6 Resolutions, certificates of good standing, and such other organizational documents as Title Company shall reasonably require evidencing Purchaser’s authority to consummate the Transactions.

5.3.7 Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the Transactions.

5.3.8 The Master Lease, Repair Agreement and Subordination Agreement (together with all other ancillary documents required to be delivered by the “Landlord” under the Master Lease as of the effective date thereof) duly executed by Purchaser.

5.4 Closing Prorations and Adjustments.

5.4.1 General. As the Master Lease is a triple net lease and the Master Tenant (as the tenant thereunder) is entitled thereunder to all revenue of the Facilities and is liable for all expenses of the Facilities from and after Closing, including the payment of real property taxes, there shall be no credits or prorations at the Closing between Seller and Purchaser with respect to the revenues or costs associated with owning or operating the Facilities. As applicable, all such credits and prorations shall be made between Seller and Master Tenant under terms outside of this Agreement.

5.4.2 Closing Costs.

5.4.2.1 Seller shall be responsible for payment of the following Transactions costs: (i) fees of Seller’s attorneys, accountants and other consultants; (ii) fees in connection with the preparation of the Title Commitments and the Surveys, and (iii) one-half of the fees and expenses for the Escrow Agent.

5.4.2.2 Purchaser shall be responsible for payment of the following Transactions costs: (i) fees of Purchaser’s attorneys, accountants and other consultants and the fees, costs and expenses in connection with Purchaser’s due diligence, including any Third-Party Reports; (ii) all endorsements to any Title Policy requested by Purchaser and all additional title policies and/or endorsements requested by any lender; (iv) one-half of the fees and expenses for the Escrow Agent; and (v) any and all costs, expenses and fees incurred in connection with, or relating to, the preparation of any statements, reports or filings with or required by the Securities and Exchange Commission as a result of Purchaser (or its status as a public company).

5.4.2.3 The following costs shall be allocated between Purchaser and Seller based on the custom of the applicable jurisdiction: (i) all state, city, county and municipal recording fees and all related charges and costs in connection therewith; (ii) premiums for each Title Policy; and (iii) real estate transfer taxes, deed taxes, stamp taxes, intangibles taxes or similar taxes imposed with respect to the Transactions, and all sales taxes imposed upon the portion of the Purchase Price allocated to transferred personal property included in the Property;

5.4.2.4 Any other costs of closing the Transactions not otherwise expressly allocated among Purchaser and Seller under this Agreement shall be apportioned in the manner customary in the applicable county.

5.4.4 Possession. To the extent applicable and not then already the case, possession of the Property, shall be delivered to Master Tenant at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent not otherwise part of the Ancillary Assets, Seller’s books and records exclusively relating to the Property shall be delivered to Master Tenant.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI; provided that any fact or condition disclosed in any section of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Disclosure Schedules reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such Disclosure Schedules notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

6.1 Seller’s Representations. Seller represents and warrants to Purchaser the following as of the Closing Date, that except as set forth in the Disclosure Schedules (the parties agreeing that Seller shall be deemed to have satisfied its representations and warranties with respect to delivery of any documents or any other materials if such documents or materials are made available through the Data Site prior to the Closing Date):

6.1.1 Seller is validly existing and in good standing under the laws of the state of its formation; and has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and has taken all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the Transactions. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a Material Adverse Effect or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Seller or by which Seller or the Property is bound. This Agreement is a valid and binding agreement, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.1.2 Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.3 Other than as described on Schedule 6.1.3, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending, or to Seller’s Knowledge, threatened in writing against Seller, Manager or the Property that have had, or would reasonably be expected to have, a material adverse effect on the applicable Facility or the operations thereof.

6.1.4 Other than matters reflected in the Title Documents, the Property Contracts, the Permits identified on Schedule 6.1.12 and the Resident Agreements and the Commercial Leases, Seller is not party to any material contract, agreement, lease, license, sublicense or other arrangement relating to the use, ownership, management, operation, maintenance or repair of the Property that will be in effect with respect to any of the Facilities following the Closing.

6.1.5 A rent roll for each Facility (each, a “Rent Roll”) dated not earlier than thirty (30) days prior to the Closing Date has been made available to Purchaser. To Seller’s Knowledge, each such Rent Roll (and any updated Rent Roll for any Facility provided by Seller to Purchaser) is accurate, in all material respects, as of the date indicated therein, and each Rent Roll is the rent roll used and relied upon by Seller in connection with its operation of the applicable Facility.

6.1.6 Seller has received no written notice from any governmental authority with jurisdiction over the Property of any violation by the Property of any laws, ordinances or regulations applicable to the Property that remains uncured or unresolved, except to the extent any such violation has not had, and would not reasonably be expected to have, a material adverse effect on the applicable Facility or the operations thereof.

6.1.7 Except as disclosed in the Title Documents, (i) Seller has not submitted and, to Seller’s Knowledge, no other Person has submitted, in each case as of the Closing Date, an application for the creation of any special taxing district affecting the Property (or any part thereof), or annexation thereby, or inclusion therein and (ii) Seller has not received written notice prior to the Closing Date that any governmental authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the Property (or any part thereof).

6.1.8 Seller has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

6.1.9 Other than as described in Schedule 6.1.9, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property.

6.1.10 Other than as described on Schedule 6.1.10 (collectively, the “Required Consents”), no consent, approval, order or authorization of, or registration, declaration or filing with, any applicable governmental authority is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

6.1.11 To Seller’s Knowledge, Schedule 6.1.11 identifies, as of the Closing Date, all material Permits possessed by Seller or Manager exclusively with respect to operation of the Facilities.

6.1.12 All property-level employees engaged in the operation of the Facilities are employed by Harvest Management Sub TRS Corp. (the “Facility Employees”). To Seller’s Knowledge, as of the Closing Date, (i) there are no labor or collective bargaining agreements which pertain to the Facility Employees, and (ii) there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any of the Facility Employees.

6.1.13 On or prior to the Closing Date, copies of the Property Statements for each of the Facilities have been provided to Purchaser. To Seller’s Knowledge, the Property Statements are accurate and complete, in all material respects, and fairly present, in all material respects, the financial condition and the results of operations for the Facilities, as applicable, as of the respective dates indicated in such Property Statements.

6.1.14 There is no violation of Environmental Laws related to the Property except as (i) disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser’s review in the Materials or (ii) has not had, and would not reasonably be expected to have, a material adverse effect on the applicable Facility or the operations thereof.

6.1.15 To Seller’s Knowledge and except as otherwise disclosed in the property condition reports with respect to the Facilities made available to Purchaser in the Materials prior to the Closing Date, there currently exists no structural or mechanical defects in any Facility, including, without limitation, the plumbing, roofing, heating, air conditioning and electrical systems thereof, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.2 AS-IS. Except as otherwise expressly set forth in Seller’s Representations:

6.2.1 PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PROPERTY IS EXPRESSLY PURCHASED AND SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

6.2.2 The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the price, terms and conditions set forth in this Agreement reflect the fact that Purchaser is not relying upon any information provided by Seller or statements, representations or warranties, express or implied, made by (or by any Person on behalf of) Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deeds conveying the Property and Seller’s Representations). Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property (other than with respect to any covenants of title contained in the Deed conveying the Property and Seller’s Representations).

6.2.3 Except as expressly set forth in the Seller’s Representations and subject to Purchaser’s rights under Article XIII, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller and the other Seller Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against such Seller Indemnified Parties with respect to any and all Damages arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.

6.2.4 Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to the financial earning capacity or future profitability of the Property, the continued occupancy levels of the Property, or any part thereof, or the continued occupancy of any Facility by Residents or any tenant under any Resident Agreements or Commercial Leases, respectively or, without limiting any of the foregoing, occupancy at Closing.

6.2.5 Purchaser agrees that the departure or removal, prior to Closing, of any of the guests, occupants or Residents shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser.

6.2.6 Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that Residents and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Except as expressly set forth in the Seller’s Representations, Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

The phrase “to Seller’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the current actual knowledge of Scott Shanaberger and Kai Hsiao (“Seller Knowledge Individuals”) after reasonable inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.3 Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following (collectively, the “Purchaser’s Representations”) as of the Closing Date:

6.3.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Maryland.

6.3.2 Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the Transactions or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.3.3 No pending or, to Purchaser’s Knowledge, threatened litigation exists which, if adversely determined (i) would or would reasonably be expected to restrain the consummation of the Transactions or otherwise have a material adverse effect on Purchaser’s ability to consummate the Transactions, or (ii) would or would reasonably be expected to declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.

6.3.4 Purchaser is not a Prohibited Person.

6.3.5 To Purchaser’s Knowledge, the funds Purchaser will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.3.6 Other than as described on Schedule 6.3.6, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any applicable governmental authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

The phrase “to Purchaser’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the current actual knowledge of Talya Nevo-Hacohen and Harold W. Andrews, Jr. (“Purchaser Knowledge Individuals”) after reasonable inquiry. Without limiting the foregoing, Seller acknowledges that the Purchaser Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Purchaser, or to take any other actions in connection with the representations and warranties of Purchaser set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other Person, shall be imputed to the Purchaser Knowledge Individuals. No Purchaser Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

INTENTIONALLY OMITTED

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

INTENTIONALLY OMITTED

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

INDEMNIFICATION & SURVIVAL PROVISIONS

13.1 Closing Date; Survival. All of the Seller’s Representations and the Purchaser’s Representations are made as of the Closing Date. All of the Seller’s Representations and the Purchaser’s Representations shall survive Closing for a period of twelve (12) months after the Closing Date (the “Outside Claim Date”), it being agreed that none of the covenants contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Any claim by Seller or Purchaser with respect to any breach of the Seller’s Representations or the Purchaser’s Representations, respectively, shall be effective and valid only if made after Closing in writing (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made) against the other party on or prior to the Outside Claim Date.

Notwithstanding anything to the contrary contained in this Agreement, (i) if to Purchaser’s Knowledge, or Purchaser is deemed to know, prior to Closing that, any of the Seller’s Representations is inaccurate, untrue or incorrect in any way, Purchaser shall not be permitted to make any claim and shall have no recourse against Seller pursuant to this Article XIII or otherwise with respect to the breach of such Seller’s Representations, and (ii) if

Purchaser has actual knowledge that any of the covenants of Seller to be performed on or before the Closing Date has not been performed prior to the Closing, and Purchaser consummates the Transactions, Purchaser will be deemed to have waived satisfaction of any such covenants, and Purchaser shall have no recourse, right of action or claim against Seller in respect of any such breach of covenant.

13.2 Indemnification by Seller. Subject to the other provisions of this Article XIII, after the Closing, Seller and Seller Guarantor, shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Purchaser Indemnified Party” and collectively as “Purchaser Indemnified Parties”) from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Seller’s Representations when made (collectively, “Seller Indemnifiable Damages”).

13.3 Indemnification by Purchaser. Subject to the other provisions of this Article XIII, after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Seller Indemnified Party” and collectively as “Seller Indemnified Parties”) from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Purchaser Representations when made (collectively, “Purchaser Indemnifiable Damages”).

13.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

13.4.1(i) in no event shall Seller or Seller Guarantor be liable for, or required to make any payment pursuant to Section 13.2 for any Seller Indemnifiable Damages suffered by any of the Purchaser Indemnified Parties unless and until the aggregate dollar amount of all such Seller Indemnifiable Damages exceeds Seven Hundred Fifty Thousand Dollars ($750,000), after considering any recovery any of the Purchaser Indemnified Parties actually obtains from any title or other insurance coverage or other remedies, if any, Purchaser (or any of the other Purchaser Indemnified Parties) may have in connection with such claims (such amount, the “Basket Amount”), which Basket Amount shall by fully recoverable once the same is satisfied and (ii) the maximum aggregate liability of Seller and Seller Guarantor in respect of all claims against Seller arising under or pursuant to this Agreement and the Transactions (whether characterized as a covenant, agreement, representation, warranty, indemnity or otherwise) will be limited to, and not exceed, 3% of the Purchase Price (the “Seller Liability Cap”).

13.4.2 In no event shall Purchaser be liable for, or required to make any payment pursuant to Section 13.3 for any Purchaser Indemnifiable Damages suffered by the Seller Indemnified Parties unless and until the aggregate dollar amount of all such Purchaser Indemnifiable Damages under this Agreement exceeds the Basket Amount, which Basket Amount shall be fully recoverable once the same is satisfied.

13.4.3 Subject to the terms of this Article XIII, following the Closing, Purchaser shall look solely to the Seller and Seller Guarantor (and to none of the other Seller Indemnified Parties) with respect to any claim against Seller for a breach of or inaccuracy in any of the Seller’s Representations, and shall have no recourse against any Seller Indemnified Party (other than Seller and Seller Guarantor) with respect to such claims, and none of the Purchaser Indemnified Parties shall (or shall have the right to) seek, pursue or enter any judgment or collect (or attempt to collect) an amount in excess of the Seller Liability Cap with respect to such matters. Purchaser shall be required to notify Seller prior to the Outside Claim Date of any claim against Seller or Seller Guarantor for a breach of or inaccuracy in any of the Seller’s Representations pursuant to Section 13.2 by the delivery of a notice setting forth: (i) the dollar amount of the Seller Indemnifiable Damages claim noticed, if reasonably estimable by Purchaser; (ii) the aggregate dollar amount of all prior Seller Indemnifiable Damages pursuant to Section 13.2 of this Agreement asserted by any of the Purchaser Indemnified Parties against Seller or Seller Guarantor to date, if reasonably estimable; (iii) whether the Basket Amount has been exceeded; and (iv) the aggregate dollar amount of Seller Indemnifiable Damages paid to Purchaser or any other Purchaser Indemnified Party to date (each such notice, a “Notice of Claim” and such claim, a “Noticed Claim”). If Purchaser and Seller cannot mutually agree upon the settlement of any such Noticed Claim, Purchaser shall be deemed to have waived such Noticed Claim (and any right to collect from Seller or Seller Guarantor with respect to such claim), unless Purchaser brings a court action with respect to such Noticed Claim on or prior to the date that is three (3) months after the Outside Claim Date.

13.5 Indemnification Procedures. The party or parties making a claim for indemnification under Sections 13.2 or 13.3 shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted under this Section 13.5 shall be, for purposes of this Agreement, referred to as the “Indemnifying Person.” All claims by any Indemnified Person under this Section 13 for Third Party Claims shall be asserted and resolved as follows:

13.5.1 In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person (in each such case, a “Third Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third Party Claim which is covered by this indemnity to be forwarded to the Indemnifying Person (a “Notice of Third Party Claim”). The failure of the Indemnified Person to give a prompt Notice of Third Party Claim of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 13.5.2, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the Basket Amounts or Seller Liability Cap, as applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to any matter for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in such defense (which counsel shall be reasonably satisfactory to the Indemnifying Party) and at the expense of the Indemnifying Person (which expense shall be subject to the Basket Amounts and the Seller Liability Cap), in the defense of any Third Party Claim.

13.5.2 With respect to the defense of any Third Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.

13.5.3 If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Purchaser and Seller will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating to the Third Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, the Indemnified Person shall not have an obligation to disclose any information or documents, that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person), or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render, and shall cause their respective employees to render, to each other, at the sole cost and expense of the Indemnifying Person (with costs and expenses being subject to the Seller Liability Cap) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

13.5.4 If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third Party Claim without the consent of the Indemnified Person provided that (i) no amount in excess of the Basket Amount (if applicable) is payable by such Indemnified Person in connection with such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnified Person, and (iii) such settlement expressly and unconditionally releases such Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnifying Person of a Third Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article XIII.

13.5.5 In calculating amounts payable to an Indemnified Person, the amount of any Indemnified Damages shall be determined net of (i) any tax benefit inuring to such Indemnified Person on account of such Damages, (ii) payments recovered or recoverable by such Indemnified Person under any insurance policy with respect to such Damages, and (iii) any net prior recovery by such Indemnified Person from any third party with respect to such Damages.

13.5.6 In respect of any Damages for which indemnification may be sought pursuant to Article XIII, the Indemnified Person shall (and shall cause its Affiliates to) (a) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled to indemnification under this Agreement except to the extent that the Indemnified Person believes in good faith that the taking of such action would have material and adverse consequences for the Indemnified Person, and (b) select the lowest cost remedy available consistent with good business practice. The terms of Section 13.5 are not intended to modify in any manner the limitations on liability set forth in Section 13.4.

13.6 Tax Treatment. For all tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

13.7 Exclusive Remedy. Purchaser and Seller acknowledge and agree that following the Closing the foregoing indemnification provisions in this Article XIII shall be the exclusive remedy of Purchaser and Seller (and all other Purchaser Indemnified Parties and Seller Indemnified Parties) with respect to the Transactions.

13.8 Manner of Payment. Any indemnification payments made by Seller (or Seller Guarantor) or Purchaser pursuant to this Article XIII shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.

13.9 Brokerage. Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, sales person or finder in connection with this Agreement, other than the services of Lazard Freres & Co. (“Lazard”) and Holliday Fenoglio Fowler, L.P. (“HFF”). Seller shall pay any and all fees that may be due and payable to Lazard or HFH in connection with the Transactions pursuant to separate agreements with Lazard and HFH. Subject to the foregoing, each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Damages relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

ARTICLE XIV

MISCELLANEOUS

14.1 Binding Effect of Agreement. This Agreement shall not be binding on either party until executed by both Purchaser and Seller. Subject to Section 14.3, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

14.2 Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.

14.3 Assignability. This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Agreement to an Affiliate, or designate one or more Affiliates to whom the Property will be conveyed or assigned at Closing, without first obtaining the prior written approval of Seller, so long as Purchaser shall not be released from its liability hereunder and Purchaser provides written notice to Seller of any such proposed assignment or designation prior to the Closing Date, and as needed, Seller’s deliveries under Section 5.2 shall be reasonably modified to permit the same (e.g. the delivery of a separate Bill of Sale for each Facility).

14.4 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

14.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.6 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:	Sabra Health Care REIT, Inc.
18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros Attn: Talya Nevo-Hacohen Email: tnevo@sabrahealth.com

with a copy to:	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq. Email: ksherry@calawyers.com

To Seller:	c/o Holiday Retirement 5885 Meadows Road, Suite 500 Lake Oswego, Oregon 97035 Attention: Chief Legal Officer Email: legal@holidaytouch.com

with a copy to:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105 Attn: Cameron MacDougall

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive, Suite 2700 Chicago, Illinois 60606 Attention: Nancy M. Olson Email: nancy.olson@skadden.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company 1980 Post Oak Blvd., Suite # 610 Houston, Texas 77056 Attention: Paula Willis Email: pwills@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

14.7 Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser and Seller shall submit to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Nothing in the foregoing shall be deemed to prohibit Purchaser, to the extent required by law, from bringing a claim hereunder in the jurisdiction where the particular Facility is located in connection with the exercise of Purchaser’s equitable or provisional remedies hereunder. Each of Purchaser and Seller shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or Seller is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or Seller’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.

14.8 Entire Agreement. Except as otherwise agreed by the parties in writing, this Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

14.9 Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, the signature of the Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 2.3.

14.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

14.12 Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

14.13 Confidentiality/Press Releases.

(a) Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), Purchaser and/or Seller or their respective Affiliates shall be, and be kept, confidential, and shall not be disclosed or otherwise released to any other Person (other than to such party’s Affiliates), without the written consent of Purchaser or Seller, as applicable. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, in each case that is proprietary to Seller (including, without limitation, information regarding Seller’s operating results from the Property) shall be confidential and Purchaser shall be prohibited from making such information public to any other Person, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The obligations of the parties hereunder shall not apply in the following instances:

(i) to the extent that the disclosure of information otherwise determined to be confidential is required by legal requirements or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (A) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (B) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof;

(ii) the disclosure of confidential information to any financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) of a party who agree to hold confidential such information substantially in accordance with this Section 14.13 or who are otherwise bound by a duty of confidentiality to such party; and

(iii) Purchaser (or any of its Affiliates) shall have the right to disclose such confidential information as is, in the opinion of Purchaser’s counsel, required to be disclosed in connection with Purchaser’s (or any of its Affiliates’) filings with the Securities and Exchange Commission, quarterly earnings results or financing activities.

14.14 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

14.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

14.16 Time Periods. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

14.17 No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Agreement is entered into by Seller, and Purchaser agrees that none of the Seller Indemnified Parties (other than Seller and Seller Guarantor, and then, in the aggregate, only to the extent of the Seller Liability Cap) shall have any personal liability under this Agreement or any document executed in connection with the Transactions. Seller acknowledges that this Agreement is entered into by Purchaser, and Seller agrees that none of Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any document executed in connection with the Transactions.

14.18 Intentionally Omitted.

14.19 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

14.20 Intentionally Omitted.

14.21 Survival. The provisions of Section 2.3, Section 5.4.2, Section 13.9 and this Article XIV shall survive the termination of this Agreement. The provisions of Section 2.2, Section 2.3, Section 3.1, Article V, Article VI, Article XIII and this Article XIV shall survive the Closing.

14.22 Multiple Purchasers. As used in this Agreement, the term “Purchaser” includes all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 14.3 of this Agreement. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder. If Seller delivers notice to one Purchaser hereunder, such notice shall be deemed delivered to each Purchaser.

14.23 Multiple Sellers. As used in this Agreement, the term “Seller includes all entities conveying any interest in the Property at the Closing. In the event that “Seller” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Seller hereunder. If Purchaser delivers notice to one Seller hereunder, such notice shall be deemed delivered to each Seller.

14.24 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

Seller:

Congregate Care Asset III, Limited Partnership
Las Brisas Retirement Residence Limited Partnership
Richmond Retirement Residence Limited Partnership

By:	Harvest General Partner III LLC

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Yuma Retirement Residence LLC
Garden Village Retirement Residence Limited
Liability Company
The Harrison Regent Retirement Residence II LLC
Auburn II Retirement Residence LLC
Jonesboro Retirement Residence L.L.C.

By: Harvest Managing Member III LLC

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Harvest Cedar Woods Retirement Residence LLC
Winston-Salem Retirement Residence LLC
Harvest Gardens at Wakefield NC LLC
Harvest Lake Ridge Village Retirement Residence LLC
Harvest Madison Meadows Retirement Residence LLC
Harvest Windlands-South Retirement Residence LLC

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Harvest Capital Place Retirement Residence LLC
The Chateau at McKinney LLC
Harvest Colonial Village TX LLC
Harvest Heritage Village TX LLC
Harvest Heritage Arms NY LLC
Harvest Parkview in Allen TX LLC
Harvest Alta Mira LLC

By:	Harvest Facility Holdings II LP

By:	Harvest Facility Holdings II GP LLC

By:	/s/ Scott Shanaberger
Name: Scott Shanaberger
Title: Chief Financial Officer

Purchaser:

SABRA HEALTH CARE REIT, INC., a Maryland corporation

By:	/s/ Tayla Nevo-Hacohen
Name:	Tayla Nevo-Hacohen
Title	Chief Investment Officer

JOINDER

The undersigned hereby joins in this Agreement for the limited purpose of assuming and agreeing to be bound by the obligations contained in Article XIII.

Seller Guarantor:

HARVEST FACILITY HOLDINGS LP, a Delaware limited partnership

By: Harvest Facility Holdings GP LLC, its general partner

By:	/s/ Scott Shanaberger
Name: Scott Shanaberger
Title: Chief Financial Officer

ANNEX 1

DEFINED TERMS

“ADA” shall have the meaning set forth in Section 6.26.

“Affiliate” shall mean, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Assets” shall have the meaning set forth in Section 2.1.

“Assignment to Master Tenant” shall have the meaning set forth in Section 5.2.15.

“Basket Amount” shall have the meaning set forth in Section 13.4.1.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York or the State of Oregon.

“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

“Closing Date” means the date of this Agreement.

“Code” shall have the meaning set forth in Section 2.3.6.

“Commercial Lease” means all real property leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of space or facilities at any Facility or any portion of the Property and which are in force as of the Closing Date, other than any Resident Agreement with any Resident.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses (but excluding costs of investigation)); provided, however, Damages will not include consequential, punitive, treble or similar damages, lost profits, or diminution in value.

“Data Site” means the Intralinks data room titled “Project Harley”.

“Deed” shall mean a special warranty deed (or the equivalent in the applicable jurisdiction).

“deemed to know” (or words of similar import) shall have the following meaning: Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Materials or the Third-Party Reports.

“Disclosure Schedules” shall have the meaning set forth in Article VI.

“Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws relating to the protection of the environment as in effect on the Effective Date together with their implementing regulations and guidelines as of the Effective Date, and all state, regional, county, municipal and other local laws, regulation and ordinances that are equivalent or similar to the federal laws recited above in effect as of the Effective Date.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.

“Excluded Assets” means (i) receivables, (ii) Excluded Permits, (iii) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (iv) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (v) utility and other deposits, (vi) insurance or other prepaid items, (vii) Seller’s proprietary books and records, or (viii) any right, title or interest in or to the Seller Marks.

“Excluded Permits” means those Permits which, under applicable law, are nontransferable.

“Facilities” shall mean the facilities identified on Schedule I, and each a “Facility”.

“Facility Employees” shall have the meaning set forth in Section 6.1.12.

“FHA” shall have the meaning set forth in Section 6.26.

“Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date, to the extent transferable, and used or usable exclusively in connection with the occupation or operation of all or any part of the Property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes (a) assets that are not owned or leased by Seller (including, without limitation, assets owned or leased by any Resident or guest, employee or other person furnishing goods or services to the Property), and (b) assets owned by Seller but not used exclusively for the business, operation or management of the Property. In addition, the term “Fixtures and Tangible Personal Property” specifically excludes (i) all mobile and personal communication devices, including, without limitation all cellular phones, smartphones, tablets, phablets, netbooks and check and credit card scanning devices and (ii) desktop, laptop and peripheral computers and data storage devices together with related electronic devices, accessories, printers (other than any copier machines owned by Seller), monitors and keyboards other than computer equipment necessary to operate security or gate systems at the Property. Seller shall have the right to remove any software or data from any computer equipment used to operate security or gate systems at the Property that it determines to be proprietary, confidential or otherwise not essential to the operation of the security or gate system in its sole and absolute discretion.

“General Assignment” shall have the meaning set forth in Section 5.2.3.

“Hazardous Materials” means any substance, other than any substance lawfully used in the maintenance or operation of the Property, which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the Effective Date, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

“HFF” shall have the meaning set forth in Section 13.9.

“Improvements” means all buildings and improvements located on the Land.

“Indemnified Person” shall have the meaning set forth in Section 13.5.

“Indemnifying Person” shall have the meaning set forth in Section 13.5.

“Land” means all of those certain tracts of land located described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

“Lazard” shall have the meaning set forth in Section 13.9.

“Lien” shall mean any lien, claim, charge, encumbrance, security interest, mortgage, pledge, easement, or conditional sale or other title retention contract.

“Manager” means Holiday AL Management Sub LLC.

“Master Lease” shall have the meaning set forth in Section 5.2.14.

“Master Tenant” shall have the meaning set forth in Section 5.2.14.

“Material Adverse Effect” means any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had or would have a materially adverse effect on (a) the business, affairs, assets, results of operations or financial condition of Seller and the Property, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that for purposes of clause (a) “Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Seller to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the senior living industry in the United States generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the applicable laws in the geographic regions in which Seller operates or owns or leases properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Transactions (including the identity of the Purchaser and the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees), (vii) the taking of any action permitted by the terms of this Agreement, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of the Property (or any portion thereof) that is substantially covered by insurance, or (x) changes in law or generally accepted accounting principles, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect Seller, taken as a whole, relative to other participants in the senior living industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect Seller, taken as a whole, relative to other participants in the senior living industry in the geographic regions in which Seller operates or owns or leases properties;

“Materials” shall have the meaning set forth in Section 3.1.1.

“Miscellaneous Property Assets” means all warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller. The term “Miscellaneous Property Assets” also shall include all of Seller’s rights, if any, in and to the Facility names identified in Schedule I.

“Monetary Lien” shall have the meaning set forth in Section 4.3.1.

“Mortgage” shall have the meaning set forth in Section 4.4.

“Notice of Claim” and “Noticed Claim” shall have the meaning set forth in Section 13.4.1.

“Notice of Third Party Claim” shall have the meaning set forth in Section 13.5.1.

“Outside Claim Date” shall have the meaning set forth in Section 13.1.

“Permits” means all licenses, permits and authorizations granted by any applicable governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.

“Permitted Exceptions” shall have the meaning set forth in Section 4.1.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at

its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) Permits (other than Excluded Permits), and the right, if any, of Seller in and to the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and/or used exclusively in its operation.

“Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, and similar contracts, regardless of whether entered into by Seller, Manager, or an Affiliate of either, which relate exclusively to the ownership, maintenance, on-going construction, repair and/or operation of the Property (or any portion thereof), whether or not assignable by their terms, but not including (a) any Resident Agreements and Commercial Leases, (b) any national contracts entered into by Seller, Manager, or any Affiliate of Seller with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate in whole or with respect to the Property effective as of the Closing Date, and (c) any cellular phone contract or property management contract for the Property.

“Property Statements” shall mean the statements identified in Schedule 6.1.13, including the notes and schedules thereto.

“Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Purchaser Knowledge Individuals” shall have the meaning set forth in Section 6.3.

“Purchaser’s Knowledge” shall have the meaning set forth in Section 6.3.

“Purchaser’s Representations” shall have the meaning set forth in Section 6.3.

“Remove” shall mean, with respect to any matter disclosed in the Title Documents, that Seller causes the Title Company to remove or affirmatively insure over (in form reasonably satisfactory to Purchaser) such matter as an exception to the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available, at the sole discretion of Seller, in consideration of payment, bonding, indemnity of Seller or otherwise (provided that in the case of a mortgage or security interest granted by Seller, “Remove” shall mean the delivery by the holder thereof of a recordable cancellation or release or a payoff letter satisfactory to the Title Company unconditionally obligating such holder to release or cancel upon repayment at Closing of the loan secured thereby).

“Rent Roll” shall have the meaning set forth in Section 6.1.5.

“Repair Agreement” shall have the meaning set forth in Section 5.2.14.

“Required Consents” shall have the meaning set forth in Section 6.1.10.

“Resident” means any person or entity entitled to occupy any portion of the Property under a Resident Agreement.

“Resident Agreements” means all leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of residential space or facilities in any Facility and which are in force as of the Closing Date for the Property.

“Seller” shall have the meaning set forth in the introductory paragraph.

“Seller Guarantor” means the Seller Guarantor identified in the signature pages hereto, if any.

“Seller Indemnifiable Damages” shall have the meaning set forth in Section 13.3.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Knowledge Individuals” shall have the meaning set forth in Section 6.2.

“Seller Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Manager, or any Affiliate of Seller in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Manager or owned by Seller or an Affiliate of either Manager or Seller), other than the names of the Facilities.

“Seller’s Knowledge” shall have the meaning set forth in Section 6.2.

“Seller Liability Cap” shall have the meaning set forth in Section 13.4.1.

“Seller’s Representations” means the representations and warranties set forth in Section 6.1, in each case as modified by the Disclosure Schedules in accordance with the first paragraph of Article VI.

“Subordination Agreement” shall have the meaning set forth in Section 5.2.14.

“Survey” shall have the meaning set forth in Section 4.2.

“Third Party Claim” hall have the meaning set forth in Section 13.5.1.

“Third-Party Reports” means any reports, studies or other information prepared or compiled for, or on behalf of, Purchaser by any consultant or other third-party in connection with Purchaser’s investigation of the Property.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” shall have the meaning set forth in Section 2.2.1.

“Title Documents” shall have the meaning set forth in Section 4.1.

“Title Policy” means, with respect to each Facility, an extended American Land Title Association owner’s title insurance policy for the Land and Improvements issued by the Title Company, using the current policy jacket customarily provided by the Title Company, in an amount equal to that portion of the Purchase Price allocated to such Facility, subject only to the Permitted Exceptions.

“Transactions” means any and all transactions contemplated by the terms of this Agreement.

SCHEDULE I

SELLERS; FACILITY NAMES AND ADDRESSES

Facility	Facility Address	Seller
Atrium at Gainesville	2431 NW 41st St , Gainesville, FL 32606	Congregate Care Asset III, Limited Partnership
Capital Place	700 Black Lake Blvd SW, Olympia, WA 98502	Harvest Capital Place Retirement Residence LLC
Cedar Woods	80 Cedar St., Branford, CT 06405	Harvest Cedar Woods Retirement Residence LLC
Chateau, The	5701 Virginia Pkwy., McKinney, TX 75071	The Chateau at McKinney LLC
Colonial Village	2910 North Eastman Rd., Longview, TX 75605	Harvest Colonial Village TX LLC
Creekside Terrace	3895 Old Vineyard Rd., Winston-Salem, NC 27104	Winston-Salem Retirement Residence LLC
Desert Rose	1545 S 14th Ave., Yuma, AZ 85364	Yuma Retirement Residence Limited Liability Company
Garden Village	8550 N Granby Ave. ,Kansas City, MO 64154	Garden Village Retirement Residence Limited Liability Company
Gardens at Wakefield Plantation, The	12800 Spruce Tree Way, Raleigh, NC 27614	Harvest Gardens at Wakefield NC LLC
Harrison Regent	4481 Harrison Blvd ,Ogden, UT 84403	The Harrison Regent Retirement Residence II LLC
Heritage Village	2105 S Cynthia St., McAllen, TX 78503	Harvest Heritage Village TX LLC
Holiday at the Atrium	2 Tryon Ave., Glenville, NY 12302	Harvest Heritage Arms NY LLC
Lake Ridge Village	353 W Ardice Ave., Eustis, FL 32726	Harvest Lake Ridge Village Retirement Residence LLC
Las Brisas	1299 Briarwood Dr., San Luis Obispo, CA 93401	Las Brisas Retirement Residence Limited Partnership
Madison Meadows	7211 N 7th St., Phoenix, AZ 85020	Harvest Madison Meadows Retirement Residence LLC
Monarch Estates	1550 E University Dr ., Auburn, AL 36830	Auburn II Retirement Residence LLC
Parkview in Allen	1451 S Greenville Ave., Allen, TX 75002	Harvest Parkview in Allen TX LLC
South Wind Heights	2305 Bernard St., Jonesboro, AR 72401	Jonesboro Retirement Residence L.L.C.
Village at the Falls	W129 N6889 Northfield Dr., Menomonee Falls, WI 53051	Harvest Alta Mira LLC
Virginian, The	300 Twinridge Ln .,Richmond, VA 23235	Richmond Retirement Residence Limited Partnership
Windlands-South	3800 Sam Boney Dr.,Nashville, TN 37211	Harvest Windlands-South Retirement Residence LLC

List of Omitted Exhibits and Schedules

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Purchase and Sale Agreement have been omitted from this Exhibit 2.1:

Exhibits:

Exhibit A	Legal Descriptions
Exhibit B	Intentionally Omitted
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment and Assumption
Exhibit E	Intentionally Omitted
Exhibit F	Intentionally Omitted
Exhibit G	Form of Certification of Non-Foreign Status
Exhibit H	Form of Master Lease
Exhibit I	Form of Assignment and Assumption of Resident Agreements, Commercial Leases and Property Contracts to Master Tenant
Exhibit J	Form of Repair Agreement

Schedules:

Schedule 2.2.3	Intentionally Omitted
Schedule 6.1.3	Condemnation Proceedings
Schedule 6.1.9	Options; Rights of First Refusal
Schedule 6.1.10	Required Consents
Schedule 6.1.11	Permits
Schedule 6.1.13	Property Statements
Schedule 6.3.6	Governmental Approvals